QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.4

DR. ENRICO BEVILACQUA
NOTARY
20121 MILAN—Via Montebello 20
Tel. 654827 - 6554273—Fax 6575716

Substitutive tax—articles 15 and following Presidential Decree 29th September 1973 no. 601
No. 34.373 - 6.870 Notary Register

FINANCING CONTRACT
Republic of Italy

        In the year 1999 (nineteen ninety-nine), on Thursday 27th (twenty-seventh) of May.

        In Milan, in the Banca Nazionale del Lavoro building in Piazza San Fedele 1/3.

        Before me, Dr. ENRICO BEVILACQUA. Notary resident in Milan, member of the Notaries' Association of Milan.

        Subject to specific agreed waiver of the presence of witnesses, made by the Parties having the requisites as per the law,

        there appear:

  •
  for BANCA NAZIONALE DEL LAVORO S.P.A., having its registered office in Rome, Via Vittorio Veneto 119, registered in the Association of banks and holding company of the Banking group B.N.L. Banking Group, registered in the list of banking groups with the Bank of Italy, share capital Italian Lire 2,119,492,110,000, fully paid up, registered in the Corporate Register of Rome under no. 7210/92—Law Court of Rome, tax number 0 06519 90582 and VAT no. 0 0924 51002, (which in this deed will be called more briefly "Bank"),

        Messrs.

        GENNARO MASTELLONE born in Naples on 20th July 1952 and

        CESARE CERRUTI born in Varazze (Savona) on 11th January 1949, bank officials, both resident for their positions in Milan, Piazza San Fedele 1/3 at the holding company branch Milan Centre of the above Bank, in their respective capacities as executive personnel vested jointly with the relative powers and, as such, according to the resolution of the Board of Directors as per the Minutes no. 567 of 2nd April 1997, of which a certified true copy in extract form is herewith attached under A to deed no. 33.769/6.530 of 29th May 1998 drawn up by myself, representing, with joint signature, the aforementioned Bank;

  •
  for "CRINOS INDUSTRIA FARMACOBIOLOGICA S.P.A." having its registered office in Villa Guardia (Como), frazione Civello, Piazza XX Settembre 2, capital Italian Lire 12,000,000,000= paid up, registered in the Corporate Register of Como under no. 12.806, tax number 0 11922 70138 (which during this deed will be called more briefly "Debtor"). Dr. LAURA FERRO, born in Milan on 3rd August 1951, resident in Milan, Via Brera 24/6, executive, in her position as Managing Director of the aforementioned company, in possession of the necessary powers by virtue of the minutes of the meeting of the Board of Directors of 27th May 1999, a true copy of which is herewith attached under A.

        These Parties, of whose identities, positions and powers I, Notary am personally certain, stipulate the following.

ART. 1
(Amount of loan)

        1)    The "Bank", represented as above, grants to the "Debtor", who represented as above accepts, a loan of Italian Lire 3,000,000,000= (three billion) pursuant to its Articles of Association and articles 10, 38 and following of Legislative Decree no. 385 of 1st September 1993 (Consolidated Body of Law on banking and credit matters), with the purpose of re-establishing the working capital.

        2)    The loan is extended under the terms and with the obligations stated in: the rules of law currently in force on the matter and the Civil Code, this contract, the relative discharges and specifications of terms and conditions which, signed by the parties and by myself, Notary, are attached to this deed under B to form an integral and essential part of the same, of which the parties declare they have previous knowledge and of which they have accepted all the clauses.

        3)    The loan must be granted within one month of the date of stipulation of this deed; in the event that this fails to occur due to the "Debtor" failing to make the request or for any other cause attributable to the same, the "Debtor" shall be understood as definitively having waived the loan.

        In the event that, by the aforementioned date, the loan were to have been only partially granted, it will be understood that the residual part has been waived.

ART. 2
(Rate of interest and commission)

        1)    The "Debtor" is obliged to pay the "Bank" on this loan the interest calculated according to the effective days divided by 360 (three hundred and sixty), deferred half-yearly at the annual nominal rate equal to the EURIBOR (Euro Interbank Offered Rate) at six months.. The aforementioned rate will be increased by the spread of 1 (one) point in favour of the "Bank".

        2)    For the first period of interest taking effect from the extension until the due date of the first instalment, in place of the EURIBOR rate at six months, the EURIBOR rate corresponding to the shorter duration of the period will be recorded.

        3)    The EURIBOR rate will be that recorded on the interbank deposits futures market in Euro at 11.00 a.m. Central European time by the Euribor Panel Steering Committee and diffused on the main computer circuits on the second business day prior to the due date of the previous interest period. If this latter date falls on a public holiday, the EURIBOR will be recorded for the value date with reference to the nearest business day following that date (except if it is the last day of the month, in which case the rate will be recorded for the value date with reference to the nearest business day before that date).

        4)    The "Bank" will notify to the "Debtor", before each due date of the instalment of interest, the resulting rate and the sum of the instalment that the "Debtor" must pay.

        5)    The "Debtor" also undertakes to pay the "Bank", contextually with the stipulation of this deed, a lump sum commission of extension equal to 0.10% (zero point one percent) of the total of the loan.

ART. 3
(Methods and terms of reimbursement)

        1)    The loan will be granted in one or more payments on the decision of the "Bank" under the terms and conditions and in the ways laid down by article 1 of the specifications.

        2)    The loan will last 7 (seven) years. The due dates of the instalments as well as the starting date of amortization and the due dates will be established on the stipulation of the document of receipt.

        3)    The loan must be reimbursed with 13 (thirteen) deferred half-yearly instalment payments, made up of the constant quota of capital amounting to Italian Lire 230,769,230 (two hundred and thirty million, seven hundred and sixty-nine thousand, two hundred and thirty) save the last one amounting to

Italian Lire 230,769,240 (two hundred and thirty million, seven hundred and sixty-nine thousand, two hundred and forty) plus interest calculated at the rate determined with the criteria as per article 2 above.

        4)    The interest relative to the period of pre-amortization will also be paid on a deferred half-yearly basis, with effect from the day of disbursement of the credit or, in the case of several disbursements, from the day of the individual disbursements and until the start of the amortization, at the rate determined with the criteria as per article 2 above.

ART. 4
(Default interest)

        1)    For the late payment of the amount due to the "Bank", for whatever reason and on whatever sum for capital, interest, costs and additional charges, default interest will be due by the "Debtor" in the proportion equal to the contractual rate increased by five points.

        2)    The default interest will take effect by full right, without the need of any warning or placing in default, but for the sole fact of the expiry of the due dates, without prejudice of the "Bank's" faculty to consider cancelled the financing contract for non-fulfilment by the "Debtor" and thus to obtain the total reimbursement of the sums due to it for residual capital, interest, costs and additional charges.

ART. 5
(Real estate mortgage)

        1)    In guarantee of the full and punctual fulfilment of all the obligations deriving for the "Debtor" by this contract and the attached specifications, and in particular of the return, including anticipated, of the capital sum, the payment of interest, including any default interest, and any other additional charges, as well as, in the last place, the reimbursement of costs, the "Debtor" allows a mortgage to be registered on the real estate of its property, described at the end of this deed, as well as on all its abuttals, accessions, new buildings, extensions, added storeys and any other outbuildings and on everything that is deemed real estate in accordance with the law and that may be subsequently introduced or transported there, at its expense and in favour of the "Bank".

        2)    The mortgage is registered for the total sum of Italian Lire 5,040,000,000 (five billion and forty million), of which Italian Lire 3,000,000,000 (three billion) for capital, Italian Lire 1,440,000,000 (one billion, four hundred and forty million) for three years of interest, including default at the rate which, for the sole purposes of the registration of the mortgage, is established at the rate of 16% (sixteen percent) per annum, and Italian Lire 600,000,000 (six hundred million) for costs and additional expenses (such as the contractually established charges for the cases of cancellation of the contract and anticipated extinction of the loan; the exchange rate and currency commission risk or risk of any other kind if credit is extended in a foreign currency; legal costs and those as per the first paragraph of art. 2855 Civil Code; the insurance premiums against fire and lightning; the reimbursement of taxes and duties), and for anything else due depending on this contract and the additional deeds and subsequent documents of receipt.

        3)    In accordance with article 39, third paragraph of Legislative Decree no. 385/1993, the mortgage, following the application to the financing of the clause of indexation as per article 2 of this contract, guarantees the credit of the "Bank" up to the amount of what is effectively owed due to the application of the aforementioned clause.

        4)    The "Debtor" expressly authorizes the competent Keepers of the Property Registers to proceed, on the simple request of the "Bank" and with the exoneration of all their responsibility, with the registration in the special mortgage registers as consented above.

        5)    The "Debtor" guarantees the free and full property of the real estate subjected to the mortgage in favour of the "Bank" and the non-existence on the same of other constraints or encumbrances of any kind, with the exception of

  •
  the mortgage registration of 25th November 1994 no. 20.363/3.850 for Italian Lire 18,270,000,000 securing the loan granted with deed of 24th November 1994 no. 32.162/5.640 Notary's Register drawn up by myself;

  •
  the mortgage registration of 26th November 1996 no. 20.963/3.730 for Italian Lire 4,425,000,000= guaranteeing the loan granted with deed of 20th November 1996 no. 33.036/6.150 Notary's Register drawn up by myself, both in favour of this Bank.

ART. 6
(Costs and tax regime)

        1)    All the costs inherent and consequent to this deed, including the substitutive tax as per articles 17 and 18 of Presidential Decree no. 601 of 29th September 1973 and subsequent modifications, are at the expense of the "Debtor", that expressly takes them on. In this regard, the tax benefits granted by article 15 of the aforementioned Presidential Decree are claimed.

        2)    In particular, all the charges, commission and expenses attributable to the "Debtor" depending on this contract and in the period of duration of the loan, shown in the synthetic notices and in the analytical information sheets published by the "Bank", pursuant to art. 116 of Legislative Decree no. 385/1993, on the basis of the rates in force at the "Bank", are at the expense of the "Debtor" that expressly takes them on. In this regard, the "Debtor" specifically approves, in accordance with article 117, fifth paragraph, of the aforementioned legislative decree, that in the period of duration of the financing, the aforementioned charges, commission and expenses may vary unfavourably in its regard; any variations will be notified by the "Bank" in the ways and according to the terms established by Chapter VI Paragraph I of the aforementioned legislative decree.

        3)    This deed benefits from the reduction of notary's fees laid down by article 39, last paragraph of Legislative Decree no. 385 of 1st September no. 385.

        4)    Pursuant to article 117, first paragraph, of the aforementioned legislative decree no. 385/1993, the "Debtor" acknowledges that it will receive, from the Notary drawing up this act, a true copy of this contract and relative additional deeds and documents of receipt, complete with the details of registration and the formalities of registration that have been carried out.

ART. 7
(Specific approval of the clauses of the specifications)

        The "Debtor" declares specifically approving the clauses of the attached specification relative to the programme of investments and commission for non-use (art. 2); insurance obligations (art. 3); obligations relative to the assets forming the object of the financing (art. 4); waiver of subrogation and assistance (art. 6); payments and tax charges (art. 7); cancellation of the contract for non-fulfilment (art. 9), resolutory clauses of the contract (art. 10); effects of the cancellation of the contract (art. 11); attribution of the payments (art. 12); waiver of objections (art. 14); evidence of the credit (art. 15); anticipated extinction (art. 19).

ART. 8
(Election of domicile)

        1)    The "Bank" for the purposes of the mortgage elects special domicile in Como c/o the local Branch of the BANCA NAZIONALE DEL LAVORO in Piazza Cavour 33/34 and, for all other purposes of this deed as for any judgement, still in Como, c/o the same Branch.

        2)    The "Debtor" for all the purposes of this deed,, elects domicile in Villa Guardia, frazione Civello, at its registered office in Piazza Settembre 2.

DESCRIPTION OF THE REAL ESTATE FORMING THE OBJECT OF THE MORTGAGE

•
owned by the "Debtor":

        In the commune of VILLA GUARDIA, frazione Civello, Piazza XX settembre 2, industrial complex for the production of pharmaceuticals consisting of one building with a cadastral surface area of face area of 3.52,35 thus identified in the current property census maps and registers of the aforementioned commune:

LAND REGISTER—Civello Section Part 790—Sheet 9—plat maps
no. 18 no. 21 no. 661 no. 662	—0.32.00 hectares —0.12.40 hectares —0.20.40 hectares —0.01.90 hectares
Part 867—Sheet 9—plat maps
no. 1166 no. 1176 no. 1608 (formerly 738 sub. b) no. 1653 (formerly 1041 sub. b)	—0.00.30 hectares —0.00.40 hectares —0.00.40 hectares —0.00.50 hectares
NEW LAND PROPERTY REGISTER Part 13—Civello section
Sheet 2—plat maps 1303—0.22.30 hectares
1304—0.00.20 hectares	—Piazzale XX Settembre 2—
1305—0.00.90 hectares	Ground floor, 1, 2 —
1306—0.01.30 hectares
1307—0.01.30 hectares
Sheet 5—plat maps
118—0.07.80 hectares
119—0.14.90 hectares
123—2.42.70 hectares
124—0.08.10 hectares
126 sub. 1—0.8.40 hectares
1089—0.00.70 hectares
1207—0.04.90 hectares
1308—0.00.25 hectares
1309—0.00.30 hectares
1310—0.02.20 hectares

        with the note that:

        a)    the current surface area of plat map 123 - 2.42.70 hectares is that resulting following the fractioning with type no. 77599 of the year 1985 approved on 8th October 1985 no. 7 protocol type;

        b)    the building surveyed in the New Land Property register in plat map 126 is also surveyed in the Land Register (part 451) on Sheet 9—plat map 126 sub. 2—portion of rural building—without a surface area and for the same, following work carried out in 1950, a report of variation to the Tax Technical Office—Land Property Register of Como on 17th February 1992 under no. 10;

        c)—plat map 1308 corresponds to an ENEL (Italian Electricity Board) substation;

        d)    as far as all the other buildings surveyed in the New Land Property Register are concerned, plat map no. 20.973 was presented on 27th February 1987 and variation report no. 76 of 30th March 1987 for extensions and different distribution of the internal areas, in connection with the application for the building amnesty made on 1st April 1986 under no. 2495/696 Ref.—no. 457 San—no. 0142259909 Progressive form 47/85 - 5, for which the amnesty was granted Ref. no. 6681/2011 on 19th June 1993;

        e)    the areas distinguished by plat maps 1166, 1176, 1608 and 1653 correspond to the relative adjacent road surface (or semi-surface).

        ADJACENT from the east, looking south, proceeding in a clockwise direction, the Ferrovia Nord Milano railway (Como-Varese line), the railway station, Piazza XX Settembre from which there is access, third parties' property (plat maps 647, 828, 758, 438, 437, 739, 117), consortium road, 1041 c, 67 a, 67 f, 67 e, 67 d, 109, consortium road called del Rià (now via Roma), 55, 1204, 1202, 1206 and 880.

        For better identification, the industrial complex described above is outlined in red on the plan which, signed by the Parties and by myself Notary, is attached to this deed under C.

        And, on request, I Notary, have received this deed which I have read to the Parties appearing before me who approve it and sign it with myself, Notary, exonerating me of reading attachments A, B and C.

        It consists of four sheets typed on fourteen whole pages less six lines by a person in my trust, and a little by myself, Notary.

/s/ Gennaro Mastellone Gennaro Mastellone
/s/ Cesare Cerruti Cesare Cerruti
/s/ Laura Ferro Laura Ferro
/s/ Enrico Bevilacqua Dr. Enrico Bevilacqua, Notary
Stamp on first page:
Registered in Milan
Public Deeds
on 31/5/1999
No. 15794
Series Vol. 402
Paid: Lire Thirty
The Director
Dr. Andrea Itri

Attachment A to Register no. 34.373/6.870

CRINOS Industria Farmacobiolgica S.p.A.
Registered office: Villa Guardia (Como)
Share capital: Italian Lire 12,000,000,000

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
OF 27TH MAY 1999

        The Board of the Directors met on 27th May 1999, in Milan, Galleria Passarella 2, at 11.00, following the regular convocation.

        Dr. Laura Ferro, on the explicit request of the Chairperson Mrs. Olimpia Ceriani, takes the chair of the meeting, assisted by the Secretary Dr. Luigi Ambrosetti.

        The Chairperson, having acknowledged the presence of the other Directors:

  •
  Mrs. Olimpia Ceriani

  •
  Dr. Enrico Zanzi

        as well as of the Statutory Auditors:

  •
  Dr. Mariano Vittorio

  •
  Dr. Augusto Belloni

  •
  Dr. Ramiro Tettamanti

with the Directors Dr. Antonio Ferro and Dr. Paolo Pierpaoli absent with justification, declares the meeting open to discuss the following

Agenda

  •
  Resolution of taking on a loan of Italian Lire 3,000,000,000 (three billion) with the Banca Nazionale del Lavoro—Industrial Credit Division and delegation of the necessary powers to the representative of the company who must be present at the stipulation of the contract.

        Dr. Laura Ferro takes the floor and reports that the company has obtained from the BNL Industrial Credit Division the extension of a loan of three billion Lire. The relative contract must be stipulated under the conditions fixed in the resolution on 27.04.99 taken by the competent decision-making body of the bank and specifically:

          1.     The loan, which will be paid in a single payment, will be granted and accepted for the sum of Italian Lire 3,000,000,000 (three billion) on the basis of the conditions, methods and terms that will be fixed by the bank in relation to the type of the provision that the bank will obtain on the financial market, holding good that the duration may not exceed seven years.

          2.     The company must undertake to reimburse the amount of the aforementioned loan and pay the relative interest, additional charges and costs, according to the obligations and commitments laid down in the contract and relative specifications.

          3.     The extension of the credit may take place after all the guarantees have been acquired and all the conditions laid down in the relative resolution of extension have been fulfilled.

          4.     To guarantee the punctual fulfilment of all the contractual obligations, the company must allow the mortgage registration on the real estate located in the commune of Villa Guardia (Como), Piazza XX Settembre 2, and on all the adjacent parts, accessions, new buildings, extensions and added storeys as better identified in the plan which will be attached to the financing contract. In any case, the financing will be granted on consolidation of the collateral guarantees.

  As the company is interested in reaching the stipulation of the aforementioned financing contract, Dr. Laura Ferro proposes that the Board of Directors passes resolution on accepting the aforementioned terms and conditions.

  The Board of Directors, having heard the report, having considered the utility of the operation in relation to the company purposes, after extensive discussion, unanimously accepts the proposal and passes resolution

  •
  to stipulate with the Banca Nazionale del Lavoro S.p.a. a financing contract for a sum not greater than Italian Lire 3,000,000,000= (three billion) under the conditions shown in the report and which are to be understood as shown in full herein;

  •
  to appoint, for all acts inherent to the completion of the aforementioned financing, on the Director

  •
  Dr. Laura Ferro, born in Milan on 3.8.1951, in her capacity as Managing Director, so that, in the name and on behalf of the company, she may be present in person or through special representatives, at the signature of the financing contract.

    Dr. Laura Ferro is also authorized to allow the mortgage registration, for the total sum that will be established by the bank to guarantee the financing, on the assets owned by the company as shown above.

    Dr. Laura Ferro is also authorized, personally or through special representatives, representing company;

  •
  to request the extension of the credit, collecting the total sum and issuing a receipt;

  •
  to adjust and complete, if necessary, the property register data relative to the real estate offered in guarantee and to exonerate the Keepers of the property registers and the Clerks of the Courts of all responsibility regarding the formalities that must be carried out in relation to the financing contract;

  •
  to agree with the lending bank all the terms and conditions inherent to the contract;

  •
  to stipulate with the same bank any additional acts that may be necessary in the future to discipline the conditions, ways and terms of reimbursement of the loan;

in short, to carry out all operations necessary and of use for the completion of the loan, being vested if necessary with all the widest powers; the foregoing is a fully ratified pledge and no-one may raise any objection to shortcomings of powers or appointment.

        There being no other business to discuss, the meeting is adjourned at 10.00 a.m. after reading and approval of these minutes drawn up during the meeting.

/s/ Luigi Ambrosetti Dr. Luigi Ambrosetti - The Secretary	/s/ Laura Ferro Dr. Laura Ferro - The Chairperson

Register no. 34.372

Milan, the 27th (twenty-seventh) of May 1999 (nineteen ninety-nine).

I, the undersigned Dr. ENRICO BEVILACQUA, Notary resident in Milan and a member of the Notaries' Association of Milan, hereby certify that this copy on two sheets is true to the original minutes existing in the Minutes' Book of the meetings of the Board of Directors of the company "CRINOS INDUSTRIA FARMACOBIOLOGICA S.P.A.", having its registered office in Villa Guardia (Como), Frazione Civello, Piazza XX Settembre 2, capital Italian Lire 12,000,000,000.= paid up, registered in the Corporate Register of Como under no. 12.806; Book duly stamped and numbered, initially validated by the Chamber of Commerce Industry, Crafts and Agriculture of Como, Corporate Registry on 15th March 1999 under no. 2090, and kept according to the law.

/s/ Enrico Bevilacqua Enrico Bevilacqua, Notary Round Notary's seal

Attachment B to Register no. 34.373/6.870
Industrial Credit Division

Banca Nazionale del Lavoro S.p.A.

Attachment "..."

SPECIFICATIONS
of the terms and conditions forming an integral part
of the financing contract

Art. 1
(Conditions and methods for extension)

        The sum of the financing will be granted in one or more disbursements on the "Bank's" decision, after the guarantees have been acquired and the conditions laid down in the resolution of extension have been fulfilled, on condition that, after the stipulation of the contract, no prejudicial events or circumstances have taken place. In particular, the extension may take place—subject to the stipulation of the relative document of receipt, if not contextual with the stipulation of the contract—after the "Debtor" has produced, at its care and expense, the following documentation:

          a)    in the case of a financing contract stipulated by public deed, a true copy, issued in executive form, of the contract, as well as a definitive notary's declaration, in which the following is certified without reserve:

    •
    that the "Debtor" and any "Mortgage providers", "parties affording" the lien and "Guarantors" are regularly present in the contract and have full and free enjoyment of their rights;

    •
    that the mortgage that may secure the financing has been regularly registered and eleven days have passed from the date of the registration, that it has the degree laid down in the resolution of extension and the mortgaged real estate is fully owned by the "Debtor" and any "Provider of Mortgage";

          b)    in the case of financing contract stipulated by a registered private agreement, the original provided with the details of registration, as well as documentation, to be produced in the form requested by the "Bank", proving that the "Debtor" is regularly present in this contract and has full and free enjoyment of its rights;

          c)     in the case of financing guaranteed by mortgage and/or lien, a duplicate of the note of mortgage registration and a copy of the insurance policy relative to the assets offered in guarantee, duly secured in favour of the "Bank", as well as a duplicate of the note of registration of the lien and copy of the Legal Announcements Sheet in which the relative notice was published;

          d)    original documents of any guarantees stood with deeds distinct from the contract, laid down in the resolution of extension of the "Bank", or deeds showing the fulfilment of any conditions that may be laid down in this resolution.

        2.     Three months (or the shorter period established by article 1 of the contract) from the date of stipulation of the contract, if the "Debtor" has failed to produce all the above documentation, the "Bank" may deem the contract cancelled (the preliminary expenses and any other costs relative and consequent to the financing, including that relative to the cancellation of any formalities registered in guarantee of the same) remain at the expense of the "Debtor", save the faculty of the "Bank" to extend the aforementioned period. Similarly, the "Bank" may deem the contract cancelled if there were to emerge circumstances of fact (even before the expiry of the aforementioned term) or defects in the documents shown above of such a nature that, if known earlier, would have impeded the stipulation of the contract.

        3.     The partial extension of the financing before the ascertainment of one or all of the conditions requested does not prejudice the efficacy of the contract and does not represent a waiver to any guarantees acquired or to be acquired.

Art. 2
(Programme of investments and commission of non-use)

        1.     The "Debtor" undertakes to use the result of the financing exclusively to achieve the purpose shown in the contract.

        2.     In the event that the financing is for a programme of investments, this must be completed by the date foreseen for the start of the amortization. In the hypothesis that on such a date no extension has been made, for any reason whatsoever attributed to the "Debtor", including the failure to make any request for extension, the financing shall be understood as definitively waived by the "Debtor".

        3.     In the event that the programme is concluded without the whole amount having been withdrawn, the loan will still enter amortization on the date foreseen for the lesser cost effectively extended, proportionally reducing the reimbursement instalments.

        4.     In the event that on the date shown for the start of amortization the amount of the loan does not appear to have been fully extended due to the programme of investments not having been fully completed, the "Bank" shall have the faculty of cancelling the contract or allowing amortization of the loan for the lesser sum granted.

        5.     In any case, the "Debtor" assumes at its own expense, the sums not used by the date fixed for the start of amortization, a lump sum commission of 0.375% to be paid on the due date of this period.

Art. 3
(Insurance obligations)

        1.     The "Debtor" and any "Providers of mortgage" and "Parties affording" the lien are jointly obliged to insure, with leading insurance companies, until the total redemption of the debt depending on the loan and for the value deemed congruous by the "Bank":

          a)    the real estate that may be mortgaged and the relative outbuildings, as well as the plants, machinery, equipment and capital goods that may be subject to lien, against the risks of fire, lightning, explosions in general, falling aircraft and any other additional risks;

          b)    ships that may be subject to mortgage, against ordinary risks and war risk of navigation, as well as, in the case of ships under construction, against all the risks of construction of the ship and the relative propelling equipment (including the shop risk, launch, equipping, tests, deposit, transferring and delivery journeys) including Protection and Indemnity insurance;

          c)     vehicles that may be subject to mortgage, against the risks of third party liability, both for disaster and for injury and damage to persons and things and against the risks of fire, theft, static risk for trailers and similar vehicles and any other additional risks.

        2.     The relative policies, which must exclusively concern the aforementioned assets, will be tied to the "Bank" so that the latter can, in the event of accident or loss, collect all the sums due from the insurance company with absolute privilege.

        3.     The "Debtor" and any "Providers of mortgage" and "parties affording" the lien are obliged to restore the damaged assets to their original state. The "Bank" to which the insurance is tied will authorize the payment of the indemnities paid by the insurance company to the beneficiaries, on condition that these have provided for the repair of the damage. Otherwise, these indemnities will be used by the "Bank" for the total or partial extinction of the financing.

        4.     The "Debtor" and any "Providers of mortgage" and "Parties affording" the lien are obliged to present to the "Bank" on each of its requests, the receipts of the insurance premiums. Failing the above, save the faculty of the "Bank" to cancel the financing contract, it will be the faculty of the

"Bank" to provide for the stipulation, with companies of its approval, or to renew the insurance contracts and pay the relative premiums, with right of recourse, for capital, interest, costs and additional charges, with regard to the "Debtor" and any "providers of mortgage" and "parties affording" the lien. It is also within the power of the "Bank" to waive, on its initiative, the insurance cover in question.

        5.     In the event of accident, the "Debtor" and any "Providers of mortgage" and "parties affording" the lien are obliged, within three days, to notify the "Bank" of the accident; the latter will be entitled to be present on the ascertainment of the loss or damage or promote them, at the expense of the "Debtor".

Art. 4
(Obligations relative to the assets forming the object of the financing)

        The "Debtor" and any "providers of mortgage" and "Parties affording" the lien are obliged not to change the purpose of the assets subject to the mortgage, as well as not to remove and not to dispose of the plants, machinery. equipment and capital goods that may be subject to lien, without the written consent of the "Bank", the "Debtor" of the "Parties affording" the lien hereby undertaking to subject to lien in favour of the "Bank" any plant, machinery, equipment or capital goods that may replace that removed or that may in any case be subsequently installed.

Art. 5
(Efficacy of the mortgage and of the lien)

        The mortgage and the lien will retain full efficacy both in the case of total or partial waiving by the "Bank" of any other guarantees that are present or may be present in the financing, both in the case of nullity or total or partial invalidity of the same.

Art. 6
(Waiver of subrogation and assistance)

        Any payment by whomsoever it is made, that gives rise to the partial, legal or standard subrogation, as per articles 1201 and following Civil Code, will not give the right to assistance as per article 1205 Civil Code.

Art. 7
(Payments and fiscal charges)

        1.     The amount of the instalments of interest and amortization of the loan and of any other payment however due to the "Bank" must in any case be net for the "Bank" of any encumbrance.

        2.     Any greater cost depending on taxes, duties and encumbrances of any kind, direct or indirect, personal or collateral, present or future, that may affect the "Bank" on the occasion of or depending on the financing, as well as any increase of existing fiscal charges will be at the exclusive expense of the "Debtor", which must relieve the "Bank" of all liability, providing it, including in anticipation, with the sum requested by the Inland Revenue, save carrying out at its own expense all the formalities and contestations it may deem well grounded, in which the "Bank" is entitled not to take any interest.

Art. 8
(Supplementary documents and documents of discharge)

        The "Debtor" and any "Providers of mortgage", "Parties affording" the lien and "Guarantors" are obliged to participate in the stipulation of supplementary documents and documents of discharge or documents modifying the financing contract that the Bank deems necessary.

Art. 9
(Cancellation of the contract for non-fulfilment)

        1.     The "Debtor" expressly acknowledges and accepts that, in the event of failure to pay two overdue instalments for the reimbursement of the capital or for the payment of the interest including of pre-amortization, in the case of financing extended pursuant to articles 38 and following of legislative decree no. 385/1993, or even of only one of these instalments, in other cases, the "Bank" will be entitled to deem the contract cancelled ipso iure, without placing in default or legal request being necessary. In this case, the cancellation will take place by right when the "Bank" notifies the "Debtor" that it intends to make use of this resolutory clause.

        2.     Similarly, the "Bank" will be entitled to cancel the financing contract, on simple written notice, including by telegram or fax of five days with effect from the date on which the relative notification is sent, in the following cases:

          a)    use of the loan for a purpose other than that shown in the contract;

          b)    failure to present the documentation as per article 1 above;

          c)     failure to complete the programme of investments forming the object of the loan by the date foreseen for the start of amortization;

          d)    modifications of the form or company structure of the "Debtor" or termination of its activity or modification of this such as not to render the completion of the programme of investments possible or the achievement of the purpose forming the object of the financing;

          e)    change in the purpose of the company assets or removal, transfer or disposal including partial or the plants, machinery, equipment and capital foods that may be subject to mortgage or lien, without the consent of the "Bank";

          f)     failure to stipulate the policies as per article 3 above or failure to pay the relative premiums;

          g)     failure to complete the supplementary documents or documents of receipt or modification of the financing contract, or of the acts affording the lien on assets subsequently installed, deemed necessary by the "Bank", due to a fact however attributable to the "Debtor" or any "Providers of mortgage", "Parties affording" the lien or "Guarantors";

          h)    in the event of financing granted with funds of the "EIB", false declarations by the "Debtor" in the information given to the "Bank" for the purposes of the approval of programmes of investment by these Community bodies, or failure to respect the obligations imposed by the same on the "Debtor" and laid down in the financing contract and in the subsequent supplementary documents and documents of discharge.

Art. 10
(Resolutory conditions of the contract)

        The following are resolutory conditions of the contract:

          a)    protests of bills of exchange or bank cheque or cautionary or enforceable actions against the "Debtor" and any "Guarantors" or if these are subject to bankruptcy proceedings, or voluntary winding up of the "Debtor" or admission of the same to receivership;

          b)    if the assets that may be stood as guarantee by third parties are subject to enforceable procedure or they are subject to bankruptcy proceedings with liquidation;

          c)     cancellation of other financing contracts granted by the "Bank" or revocation of loans that the latter may have granted to the "Debtor";

          d)    reduction in the value of the collateral that may have been stood for the financing, due to the general or local depreciation of the real estate or for any other reason, such as to reduce the margin of guarantee ascertained when it was granted or the decrease of the financial guarantee in general of the "Debtor" and of any "Guarantors", such as to endanger satisfying the "Bank's" credit items;

          e)    circumstances arise that, if they had occurred or were known previously, would have impeded the stipulation of the financing contract;

          f)     in the case of financing extended with "EIB" funds, the cancellation, even partial, of the loan granted by the same;

          g)     in the case of financing granted with funds by Mediocredito Centrale S.p.A., the revocation or termination of the participation by Mediocredito:

          h)    in the case of financing assisted by any benefits for interest granted by the competent bodies, failure to grant, the revocation or termination of these benefits.

        2.     In the event of one of the aforementioned events, within five days with effect from the date on which the written notification is sent, including by telegram or fax, with which the "Bank" will inform the "Debtor" that it intends to make use of the resolutory condition, the "Debtor" and any "Guarantors" must make the payment of the amount due, as specified in art. 11 here below.

        3)    In the event, on the other hand, that the "Debtor" were subject to bankruptcy, composition with creditors, compulsory administrative liquidation or extraordinary administration, the cancellation of the financing contract coming about by virtue of the law, no notification from the "Bank" will be necessary.

Art. 11
(Effects of the cancellation of the contract)

        1.     In all the cases of contractual cancellation foreseen in articles 9 and 10 above, holding good all the legal and conventional guarantees that may have been stood in favour of the "Bank", the "Debtor" and any "Guarantors" must pay the entire debt for any unpaid instalments, residual capital, contractual interest and default interest at the rate established in the contract, additional charges and costs including legal costs borne by the "Bank", and for any other sum of which the "Bank" is creditor, including any indemnities, commission and penalties laid down by the EIB or by Mediocredito Centrale in the event that the financing had been extended with funds from these bodies.

        2.     In the event of financing expressed in a foreign currency, the aforementioned amounts as well as any other cost at the expense of the "Bank" however deriving from the consequent anticipated extinction of the operations of borrowing in foreign currency (including that implemented by the "Bank" itself in order to use, for the extension of the financing, the funds raised by issuing securities including at a fixed rate), will be converted by the "Bank" into Italian Lire at the exchange rate in force on the date of the cancellation.

        3.     On the total amount as determined above, default interest will be due at the rate established in the financing contract.

Art. 12
(Attribution of payments)

        Save other determination by the "Bank", any payment made by the "Debtor" will be attributed in the first place to the reimbursement of the costs and additional charges, then to the payment of the interest and, lastly, to the reimbursement of capital.

Art. 13
(Joint and indivisible nature of the contractual obligations)

        All the obligations taken on by the "Debtor" and by any "Providers of mortgage", "Parties affording" the lien and "Guarantors" are understood as established jointly and indivisibly, including for each of their heirs and assignees, including individually.

Art. 14
(Waiver of objections)

        No objection or opposition may be raised by the "Debtor" and any "Providers of mortgage", "Parties affording" the lien and "Guarantors" in any place and for whatever reason against the "Bank" until the latter's credit, depending on the financing, has not been completely satisfied.

Art. 15
(Proof of credit)

        The extracts of the accounts of the "Bank" are always full proof in any venue and for any purpose against the "Debtor" and any "Providers of mortgage£, "Parties affording" the lien and "Guarantors", their heirs and assignees, of the amount of credit of the "Bank" with regard to the "Debtor", the same waiving, for themselves, their heirs and assignees, any objection or contestation in this regard.

Art. 16
(Inspections)

        1.     The "Debtor" is obliged to allow at any time inspections and technical, accounting and administrative verifications by representatives of the "Bank", as well as to reimburse the relative costs.

        2.     In the event of the extension of financing with "EIB" funds, the "Debtor" undertakes to allow the persons designated by these Community bodies and by the Audit Court of the European Communities to carry out visits, inspections and audits of places, plants and processes forming the object of the financing, facilitating their task.

Art. 17
(Protection of the environment)

        The "Debtor" is obliged to adopt, in accordance with the legislative provisions currently in force, all the technical measures necessary to eliminate all forms of pollution of the natural environment deriving from the exercise of its activity in the real estate forming the object of this financing contract.

Art. 18
(Application of the collective employment contracts)

        The "Debtor" undertakes to apply to its employees conditions that are not below those shown by the collective labour contracts of the category and of the area.

Art. 19
(Anticipated extinction)

        1.     It is within the faculties of the "Bank" to allow the "Debtor" to redeem the loan in advance, after at least nineteen months have passed from the extension of the balance and with notice of ninety days with respect to the date of redemption, which in any case must coincide with the due date of a half-yearly instalment. For this anticipated redemption, the "Debtor" must pay the "Bank" (as well as any rear instalments, the relative default interest, any costs and additional charges that have matured), commission of 0.30% to be applied on the residual debt of the capital loan on the date of the anticipated redemption, multiplied by the number of years or fractions before the date of the original reimbursement, as well as provide for the reimbursement:

  •
  of the costs that the "Bank" may have to bear as a consequence of this redemption, in the event of financing at a variable rate;

  •
  of the difference between the rate of investment of the financing redeemed in advance and the rate of reinvestment of the reimbursed capital, in the case of fixed rate financing.

  •
  of all the inherent and consequent charges of this redemption, including those deriving for the "Bank" from the corresponding anticipated redemption of the borrowing operations in foreign currency (including those that may have been implemented by the "Bank" itself in order to use, for the extension of the financing, the funds raised through the issue of securities including at a fixed rate), in the case of financing in foreign currency.

        2.     In the event of financing extended with funds from loans of the "EIB", the aforementioned faculty of anticipated redemption is granted to the "Debtor" only if foreseen by the corresponding financing contract between these bodies and the "Bank". The anticipated reimbursement may take place only with the consent of the "Bank" and subject to authorization of the aforementioned bodies, and it must be carried out according to the conditions, ways and terms established by them.

        Costs and disbursements of any kind that can be documented that must be borne by the "Bank" as a consequence of the anticipated redemption of the financing remain in any case at the expense of the "Debtor", as well as the aforementioned commission of 0.30%..

Art. 20
(Contribution for interest)

        1.     In the event of failure to extend, revoke or on termination of any facilities of interest granted by the competent bodies, the "Debtor" will be understood as having lost the benefits of the law with the obligation of paying the "Bank" the interest in full, respectively from the first instalment of pre-amortization in the first two cases and from the termination of the contribution in the last case.

        2.     The aforementioned rate will also be applied, limitedly to the amount that may exceed and for any further duration, in the event that the contribution for interest were to be granted for an amount or for a duration of less than those of the financing granted by the "Bank".

        3.     In the aforementioned cases, the faculty of the "Bank" holds good to cancel the financing contract, as foreseen under letter h) of article 10 above.

        4.     In the hypotheses of failure to extend or revoke the contribution of interest, the substitutive tax as per articles 17 and 18 of Presidential Decree no. 601 of 29th September 1973 and subsequent amendments will also be at the expense of the "Debtor" and the relative amount must, on request, be reimbursed to the "Bank".

Signed:	/s/ Gennaro Mastellone Gennaro Mastellone
/s/ Cesare Cerruti Cesare Cerruti
/s/ Laura Ferro Laura Ferro
/s/ Enrico Bevilacqua Enrico Bevilacqua, Notary

QuickLinks

  Exhibit 10.4